SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  X
Filed by a Party other than the Registrant ___
Check the appropriate line:
___ Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
 X  Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

              (Name of Registrant as Specified in Its Charter)

  Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate line):
 X  No fee required.
___ Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-
    11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:
___ Fee paid previously with preliminary materials.
___ Check line if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:






                   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                            607 East Adams Street
                         Springfield, Illinois 62739

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Central Illinois Public Service Company ("CIPS" or the "Company") will be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 28, 1998, at 9:00 A.M., for the purpose of considering and voting on the following matters:

     (1)  the election of a Board of eight directors; and

     (2) the transaction of such other business as may properly come before the meeting.

     See the attached Proxy Statement for further information with respect to the foregoing.

     Only common and preferred shareholders of record at the close of business on March 6, 1998, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

                                   By order of the Board of Directors,



                                                W. A. Koertner,
                                         Vice President and Secretary

March 31, 1998

     All shareholders, even if they plan to attend the meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.


         PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS


                   Central Illinois Public Service Company
                            607 East Adams Street
                         Springfield, Illinois  62739
                                 217/523-3600

                                March 31, 1998


                                 INTRODUCTION

     General. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy is solicited by mail on behalf of the Board of Directors of the Company and the cost of such solicitation will be paid by the Company. Following the initial solicitation of proxies by mail, beginning on or about March 31, 1998, certain officers, directors and employees of the Company may solicit proxies by correspondence, telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals.

     Holding Company.  The Company became a subsidiary of Ameren
Corporation, following completion of the merger between CIPSCO Incorporated (formerly the parent holding company of CIPS) and Union Electric Company ("UE") on December 31, 1997.

     As information, the CIPS annual meeting will be held in conjunction with the Ameren Corporation and UE annual meetings.

     Voting. The outstanding voting securities of the Company on the record date of March 6, 1998 consisted of 800,000 shares of Cumulative Preferred Stock, par value $100 per share, of various series and 25,452,373 shares of Common Stock, without par value.

     Only shareholders (both preferred and common) of record at the close of business on March 6, 1998, are entitled to notice of and to vote at the meeting. At such meeting, each such shareholder is entitled to one vote, for each share of stock of the Company (whether common or preferred) held, on each matter submitted to a vote at the meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore may give one nominee votes equal to the number of directors to be elected, multiplied by the number of shares held by such shareholder, or such votes may be distributed among any two or more nominees. The proxies seek discretionary authority to cast cumulative votes in the election of directors.

     Shareholders may vote in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the shareholder's right to vote if the shareholder attends the meeting and votes in person. Prior to the voting of a proxy, such proxy may be revoked by the shareholder by either (a) delivering written notice of revocation to the Secretary of the Company, (b) executing a later dated proxy or (c) voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.




                                      1

     A majority of the outstanding shares entitled to vote constitutes a quorum for the meeting. If a quorum is present in person or by proxy, the eight director nominees receiving the greatest number of votes will be elected as directors. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter properly before the meeting (unless a higher vote is required by law).

     Broker non-votes will not be considered represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for a matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome. Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Holders of depositary shares ("Depositary Shares") representing one-quarter of one share of 6.625% Cumulative Preferred Stock of the Company ("6.625% Preferred Stock") will receive a form of proxy so that they may instruct Ameren Services Company, a wholly-owned subsidiary of Ameren Corporation, as depositary agent, as to the manner of voting such Depositary Shares. The depositary agent will vote whole shares of 6.625% Preferred Stock based on those instructions from holders of Depositary Shares.

     Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1999 annual meeting of shareholders of the Company must be received by the Company no later than December 1, 1998, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     Voting Securities Beneficially Owned by Principal Holders, Directors, Nominees and Executive Officers. At March 6, 1998, Ameren Corporation owned 25,452,373 shares of Common Stock of the Company representing 100% of the outstanding Common Stock of the Company. The directors, nominees and executive officers of the Company owned beneficially at February 1, 1998, less than one percent of the outstanding Common Stock of Ameren Corporation.

                      ITEM 1. ELECTION OF DIRECTORS

     Director Information. Eight directors are to be elected at the meeting. Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited will be voted for the election of Paul A. Agathen, Donald E. Brandt, John L. Heath, Robert W. Jackson, Charles W. Mueller, Gary L. Rainwater, Charles J. Schukai and Thomas L. Shade as directors of the Company, to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified. With the exception of Mr. Schukai, each of the nominees is a current member of the Board. Messrs. Heath, Jackson and Shade were elected directors by the shareholders at the 1997 Annual Meeting. Mr. Rainwater was elected as a director by the Board of Directors on December 2, 1997. Messrs. Agathen, Brandt and Mueller were elected directors by the Board of Directors at a meeting held December 12, 1997. Proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees is unable to serve for any reason or is withdrawn from nomination, a contingency not now anticipated.

     Each nominee has been engaged in his present principal occupation for at least the past five years, except as otherwise indicated below.


                                      2
     Information about each nominee for election as director is provided below:



PAUL A. AGATHEN

Senior Vice President - Energy Supply Services of UE. Mr. Agathen was employed by UE in 1975 as an attorney. He was named General Attorney of UE in 1982 and was elected Vice President, Environmental and Safety in 1994. He was elected to his present position in 1996. Director since 1997. Age:
50.





DONALD E. BRANDT

Senior Vice President - Finance of Ameren Corporation and UE. Mr. Brandt worked for Price Waterhouse from 1975 until his appointment as Controller of UE in 1983. He was elected Vice President in 1985; Senior Vice President in 1988; and was named to his present position at UE in 1993. He was elected Senior Vice President of Ameren Corporation on December 31, 1997. Mr. Brandt is also a director of Huntco, Inc. and The ARCH Fund, Inc. Director since 1997. Age: 43.





JOHN L. HEATH

Retired Chairman and President of L. S. Heath & Sons, Inc., candy manufacturer. Mr. Heath served as Chairman of L. S. Heath & Sons, Inc. from 1971 until 1988 and as President and Chief Executive Officer from 1971 until 1982. He is a director of Johnson Bank Arizona, N.A., of Phoenix and Scottsdale, Arizona, SunStreet Food Corporation, and the Phoenix Memorial Hospital Health Services Network of Phoenix, Arizona. Director of CIPS since 1977 and CIPSCO since 1990. Age: 62.





ROBERT W. JACKSON

Retired Senior Vice President - Finance and Secretary of CIPS. Mr. Jackson is a director of Firstbank of Illinois Co. and each of its wholly-owned subsidiary banks, including the First National Bank of Central Illinois. Director of CIPS since 1986 and CIPSCO since 1990. Age: 67.

CHARLES W. MUELLER

Chairman, President and Chief Executive Officer of Ameren Corporation and President and Chief Executive Officer of UE. Mr. Mueller began his career with UE in 1961 as an engineer. He was named Treasurer in 1978 and Vice President - Finance in 1983. Mr. Mueller was elected Senior Vice President
- Administrative Services in 1988; President in 1993; and, on January 1, 1994, was also named Chief Executive Officer of UE. He was elected to his present position at Ameren Corporation on December 31, 1997. Mr. Mueller is also a director of Angelica Corporation, Ameren and UE. Director since 1997. Age: 59.





GARY L. RAINWATER

President and Chief Executive Officer. Mr. Rainwater was elected Executive Vice President of CIPS in January 1997 and was named to his present position in December 1997. Before joining CIPS he worked for UE for 17 years and was elected a vice president in 1993. Mr. Rainwater is also a director at UE. Director since 1997. Age: 51.





CHARLES J. SCHUKAI

Senior Vice President - Customer Services of UE. Mr. Schukai joined UE in 1957 as a student engineer. He was named Director, Regional Operations in 1981, Vice President of Regional Operations in 1983, Vice President of Transmission and Distribution in 1985, and was elected to his present position in 1988. He is a director of Ameren. Age: 63.





THOMAS L. SHADE

Retired Chairman of the Board and Chief Executive Officer of Moorman Manufacturing Company. Mr. Shade served as Chairman of the Board and Chief Executive Officer of Moorman Manufacturing Company during 1992 and 1993.
He was President and Chief Executive Officer of that firm from 1984 to 1992. He also was a director of Moorman Manufacturing Company and Quincy Soybean Company. Director of CIPS and CIPSCO since 1990. Age: 67.

    Executive Compensation. The following table contains compensation information for: (a) the President, (b) Mr. Greenwalt, who retired as President December 31, 1997, and (c) the four other top executive officers. The compensation reported is for all services rendered during 1995 through 1997.


                          Summary Compensation Table

                                                              Annual
                                                           Compensation
                                                       ___________________

Name of Individual   Principal Positions(s)    Year      Salary     Bonus
__________________   _____________________     ____     ________   ________

G. L. Rainwater (1)  President and Chief       1997    $246,000   $      0
                     Executive Officer         1996     146,000     32,000
                                               1995     137,000     30,000

C. L. Greenwalt (2)  President and Chief       1997     460,000          0
                     Executive Officer         1996     420,000    147,000
                                               1995     390,000     87,000

W. A. Koertner       Vice President, Chief     1997     198,000          0
                     Financial Officer and     1996     190,000     45,000
                     Secretary                 1995     158,000     23,000

G. W. Moorman        Vice President--          1997     169,000          0
                     Regional Operations       1996     162,000     35,000
                                               1995     149,000     23,000

J. T. Birkett        Vice President--          1997     162,000          0
                     Power Generation          1996     150,000     35,000
                                               1995     117,000     16,000

D. R. Patterson      Vice President--          1997     162,000          0
                     Regional Operations       1996     143,000     33,000
                                               1995     117,000     16,000


_______________
(1) Mr. Rainwater was elected President and Chief Executive Officer effective December 31, 1997. Mr. Rainwater began his employment with the Company on January 13, 1997. The salary paid to Mr. Rainwater for the first pay period in 1997 and the salary and bonus amounts for 1996 and 1995, included above, relate to compensation Mr. Rainwater earned during his employment with UE.

(2)  Mr. Greenwalt retired effective December 31, 1997.

     Substantially all employees of the Company (including officers) participate in the Company's Retirement Income Plan (the "Retirement Plan"), including persons named in the Summary Compensation Table.
Employer contributions to the Retirement Plan are determined actuarially. For Retirement Plan purposes, compensation is base pay, exclusive of special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code (the "Code"). The Company maintains an unfunded Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid if such Code limitations were not in effect and the reduced amount payable as a result of such Code limitations. Amounts attributable to service credits arising under the Management Continuity Agreements discussed below are also paid through the Excess Benefit Plan. The credited years of service under the Retirement Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1997 are as follows:
Rainwater (began employment with the Company on January 13, 1997), 0 years; Koertner, 19 years; Moorman, 29 years; Patterson, 36 years and Birkett, 26 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:

                                   Annual Benefit After Specified
                                          Years of Service

 Average Annual          ____________________________________________________
     Earnings               20         25         30         35          40
____________________     ________   ________   ________   ________   ________
$150,000............       41,022     51,278     61,533     71,789     82,044
 200,000............       56,022     70,028     84,033     98,039    112,044
 250,000............       71,022     88,777    106,533    124,288    142,044
 300,000............       86,022    107,528    129,033    150,539    172,044
 400,000............      116,022    145,027    174,033    203,038    232,044
 500,000............      146,022    182,528    219,033    255,539    292,044
________
Amounts shown in the schedule are computed on a straight life basis; have been reduced by estimated Social Security benefits; and are not subject to any other offset amounts. Covered remuneration consists of base wages only, which is equivalent to amounts reported under "Salary" in the Summary Compensation Table. As information, Mr. Greenwalt retired with 34 years of credited service.

     The Excess Benefit Plan provides that in the event of a change in control (which has substantially the same meaning as "change in control" under the Management Continuity Agreements described below) the present value of benefits owed any participant pursuant to each such Plan will be paid in a lump sum (i) for a terminated participant already receiving or entitled to receive benefits, within 30 days after such change in control and (ii) for any other participant, within 30 days after termination provided such participant's termination occurs within two years after such change in control. Any such lump sum will be increased by an amount necessary to compensate the participant for any excise tax payable under federal, state or local tax law as a result of the lump sum payment being made contingent on a change in control. The Excess Benefit Plan was modified (with the required consent of participants) in 1995 to provide, in effect, that the business combination among CIPSCO, Ameren Corporation and Union Electric Company (the "Merger") would not constitute a "change in control" under the Plan.

     In 1995 the Company established an irrevocable trust to provide a source of funds to assist in meeting its liabilities under the Excess Benefit Plan. The Company makes contributions to the trust from time to time in amounts determined in accordance with the provisions of the trust sufficient to pay when due benefits to participants or their beneficiaries under the Excess Benefit Plan. Notwithstanding the trust, the Excess Benefit Plan is not qualified or "funded" and amounts on deposit in the trust are subject to the claims of the Company's general creditors under the applicable law.

     The Board of Directors adopted the Supplemental Executive Retirement Plan on April 23, 1997. The Plan is not a qualified plan for purposes of the Internal Revenue Code. The purpose of the Plan is to provide retirement benefit payments to Mr. Rainwater in addition to the payments provided to him under the CIPS Retirement Income Plan and certain other retirement benefit plans. No contributions have been made to a trust to fund this Plan. Mr. Rainwater is the only participant of the Plan. No other employee or former employee of the Company is eligible to receive benefits under the Plan.

     The individuals named in the Summary Compensation Table and one other executive officer, formerly with the Company and as of December 31, 1997 employed by Ameren Services Company, have each entered into a Management Continuity Agreement with the Company, which provides that in the event of a "change in control" of the Company, the Company and/or another subsidiary of the Company will continue to employ the executive for a period of three years from the date of the change in control or to the executive's earlier death or attainment of age 65 (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement) or (ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement), the executive will be entitled to payment of severance compensation equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued welfare benefits and service credits until the end of the Period of Employment, subject to offset for comparable welfare benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable under federal, state or local tax law as a result of the payment and any other compensation paid by the Company or any of its affiliates being contingent on a change in control. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of the Company is held after such event by the persons who were holders of the voting power of the Company prior to such event or less than a majority of the voting power of the Company is held after such event by Ameren Corporation or by the holders of the voting power of Ameren Corporation prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of the Company or (iii) within any two-year period a majority of the members of the Board of Directors of the Company cease to be members (other than changes in members approved by at least two-thirds of the continuing directors). A "change in control" within the meaning of the Management Continuity Agreements occurred as a result of the agreement to enter into the Merger.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. In 1997 the Compensation Committee of the Board of Directors of the Company was charged with overall oversight of executive compensation programs, as well as reviewing the performance and establishing compensation of executive officers of the Company. The Committee was responsible for assuring that executive compensation and benefit plans were implemented and were consistent with the Company's shareholder interests, corporate goals and compensation philosophy.

     The Company's executive officer compensation is designed to attract, retain, motivate and reward quality and experienced officers to achieve the Company's objectives. It links executive compensation with corporate performance by providing the opportunity to earn increased compensation during periods of superior results, and limits compensation during periods with lesser results.

     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison Electric Institute (EEI) survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group as the EEI 100 utility peer group shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for a subgroup of utilities included in the EEI survey that were of comparable size to CIPSCO, the parent of the Company prior to the merger with Union Electric Company (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1997 to track competitive base salaries in the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual Management Incentive Plan (described below).

     The Management Incentive Plan. The Management Incentive Plan (MIP), an annual incentive program instituted in 1992, strongly supported the Company's primary goal of achieving superior returns on shareholders' investments. The MIP was intended to provide additional compensation to the executive officers named in the Summary Compensation Table, along with three other officers and 26 other employees of the Company. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and
(3) determine the amount of each


                                      8
participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives. Specific award levels are set by the Committee prior to the beginning of the fiscal year for which they apply. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals.

The overall corporate goal for 1997 was based on attainment of targeted return on average Common Stock equity of CIPSCO Incorporated. The Committee has determined that return on Common Stock equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives related to such areas as service reliability, public and employee safety, proper maintenance of corporate assets and quantifiable improvement in efficiency and productivity. The MIP provided for threshold, target and maximum levels of awards based on performance against the predetermined targets, set annually by the Committee. With the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal for return on Common Stock equity, a participant could have received the portion of his or her incentive pay tied to unit or individual objectives even though the Company had not attained the overall corporate goal. Individual unit awards are weighted, according to the participant's position, to produce awards from about one-fourth to two-fifths of the total award and corporate performance goals are weighted to make up the remaining portion. However, for any incentive pay to be earned by any participant, overall earnings of the Company, on a per share basis, must equal or exceed the annualized Common Stock dividend rate then in effect. Accordingly, shareholders would realize an appropriate return on their investment prior to the payment of any incentive compensation.

     For 1997, MIP award levels were designed so that achievement of threshold performance would have earned approximately one-half of the target award while maximum performance would have earned approximately 1.7 times the target award. Total incentive pay ranges varied, depending on the participant's position within the organization, from a minimum of 7 percent of base salary for some participants, assuming threshold corporate and unit goals were achieved, to a maximum of 46 percent of base salary for the President and Chief Executive Officer, assuming maximum performance was achieved. In 1997, MIP participants received no awards since the return on common equity goal was not met and earnings per share did not exceed the annual dividend. Beginning in 1998 officers and managers, previously entitled to incentive compensation through the MIP, become participants in the Executive Incentive Plan administered by Ameren Corporation.

     Compensation of the Chief Executive Officer. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for chief executive officers in other comparably-sized utilities, as described above. Mr. Greenwalt's base salary increased in 1997 approximately 9.8 percent in consideration of the Company's continued strong operating performance (excluding merger expenses and extraordinary writeoff) as well as advances toward a more competitive cost structure. During 1997 many actions were completed to allow merger savings to begin in 1998. With respect to competition and deregulation, the Company has successfully positioned itself and focused efforts toward promoting principles of reliability, safety and benefits for all parties. The Committee believes these advances made under the leadership of Mr. Greenwalt warrant the adjustments in his base salary. Mr. Greenwalt's 1997 base compensation increase also reflects changes in levels of executive compensation at similar-sized utilities.

                                      9


                       5 Year Cumulative Total Return
                        CIPSCO, S&P 500, EEI Index*
  *Edison Electric Institute Index of 100 investor-owned electric utilities
     Value of $100 invested 12/31/92, including reinvestment of dividends
                        (Graph to be inserted here.)

     All returns have been weighted to reflect the market capitalization of each utility in the group. A portion of incentive compensation to executive officers was based on return on CIPSCO Common Stock equity rather than total return (shown on the graph) for reasons set forth in the Compensation Committee Report.

     Directors' Compensation. No retainer or fees are paid to any director who is an officer of the Company or an affiliate. During 1997 non-employee members of the Board of the Company received an annual retainer of $12,000, and a fee of $850 for each Company Board meeting or Committee meeting attended. In 1997, the Chairman of the Company's Executive Committee received an additional annual fee of $2,500 and the Chairman of the Company's Audit Committee received an additional annual fee of $2,000. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Board or Committee meeting attended. During 1997, the Company's parent, CIPSCO, paid no additional fees for attendance at Board or committee meetings.

     During 1997, non-employee directors of the parent Company CIPSCO received an annual retainer of $16,000. The annual retainer paid to each director by CIPSCO, however, was reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of CIPSCO as an annual retainer for services as a director of such subsidiary. Consequently, the aggregate annual retainer for service on the Boards for 1997 was $16,000.

     Through December 30, 1997, CIPSCO and the Company each maintained an unfunded deferred compensation plan under which directors could elect to defer directors' retainers and fees paid by those Companies. At December 31, 1997, the value associated with the plans was funded into the Ameren Corporation Deferred Compensation Plan.


















                                      10

     CIPSCO had established a Director Retirement Plan for directors of CIPSCO and its subsidiaries, including the Company, who were not or had never been officers of CIPSCO or any subsidiary, including the Company. Effective December 31, 1997, the value related to the Retirement Plan benefit was funded into Ameren Corporation's Deferred Compensation Plan, and the CIPSCO Plan was terminated for current directors. Payments under the Plan are still being made for retired directors.

     Meetings and Committees of the Board. During 1997, the Board of Directors held seven meetings. Except for Ms. Merriman, who is not a nominee this year, each director attended at least 87 percent of the meetings of the Boards and Board Committees of which they were members. The Board committees of the Company's parent, Ameren Corporation, perform committee duties for the Company's Board.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     During 1997, the firm of Arthur Andersen LLP served as independent public accountants to examine the annual financial statements of CIPS. The firm has served as the Company's independent public accountants for many years. A representative of Arthur Andersen LLP will be present at the annual meeting to make a statement if he or she so desires and to respond to questions.

                                OTHER MATTERS

     At the date hereof, the Board of Directors of CIPS knows of no business to come before the meeting other than those matters described above. However, should any such business properly come before the meeting, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

                                  Central Illinois Public Service Company


                                    By Order of the Board of Directors,


                                               W. A. Koertner
                                        Vice President and Secretary








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